Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Oramed Pharmaceuticals Inc. of our report dated December 10, 2007, relating to the financial statements of Oramed Pharmaceuticals Inc. for the period from April 12, 2002 (Inception) through August 31, 2007, which appears in Oramed Pharmaceuticals Inc.’s Annual Report on Form 10-K for the year ended August 31, 2013. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

January 23, 2014